Exhibit 10.1
SECOND AMENDMENT TO
MANAGEMENT AGREEMENT

This SECOND AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made as of September 24, 2020, by and between AG Mortgage Investment Trust, Inc. a Maryland corporation (the “Company”) and AG REIT Management, LLC, a Delaware limited liability company (the “Manager” and together with the Company, the “Parties”).
WHEREAS, the Parties entered into that certain Management Agreement, dated as of June 29, 2011, as amended by the first amendment thereto, dated as of April 6, 2020 (as amended, the “Management Agreement”), pursuant to which the Company is obligated to pay the Manager a Base Management Fee and reimburse the Manager for certain expenses.
WHEREAS, pursuant to the first amendment to the Management Agreement, the Parties agreed to defer the payment of the Base Management Fee payable under Section 7 of the Management Agreement and defer the reimbursement of all expenses due pursuant to Section 8 of the Management Agreement until September 30, 2020 or such other time as the Parties agree.
WHEREAS, capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Management Agreement.
NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby covenant and agree as follows:
1.It is the intention of the Parties that the Company pay the Q1 and Q2 2020 deferred Base Management Fee and approximately $0.5 million of the Q3 Base Management Fee in Common Shares (together, the “Stock Base Management Fee”).
2.The number of Common Shares issuable in payment of the Stock Base Management Fee shall be the quotient of (a) the Stock Base Management Fee and (b) $3.15, the midpoint of the estimated range of book value per share of the Company as of August 31, 2020, rounded down to the nearest whole number; provided, however, the Manager may not receive payment of the Deferred Base Management Fee in the form of Common Shares, if such payment would (i) exceed the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as each such term is defined the Company’s charter) or (ii) require shareholder approval under the applicable rules of the NYSE.
3.The Common Shares issuable in payment of the Stock Base Management Fee shall be issued as of the date hereof.
4.Except as specifically amended by this Amendment, the Management Agreement shall remain in full force and effect.
5.This Amendment, which may be executed in multiple counterparts, constitutes the entire agreement of the Parties regarding the matters contained herein and shall not be modified by any prior oral or written discussions.
6.This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

AG MORTGAGE INVESTMENT TRUST, INC.
By:	/s/ Raul E. Moreno
Name: Raul E. Moreno
Title: General Counsel and Secretary

AG REIT MANAGEMENT, LLC By: Angelo, Gordon & Co., L.P., its sole member
By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Chief Operating Officer

[Signature Page to Second Amendment to Management Agreement]